News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS THIRD QUARTER 2013 RESULTS

NASHVILLE, Tenn. (November 21, 2013) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 39-week periods ended November 2, 2013.

Net sales for the 13 weeks ended November 2, 2013, increased 9.8% to $106.1 million compared with $96.7 million for the 13 weeks ended October 27, 2012. Comparable store sales, including e-commerce sales, for the third quarter of fiscal 2013 increased 4.9% compared with a decrease of 4.7% in the prior-year quarter. Kirkland’s opened 9 stores and closed 3 during the third quarter of fiscal 2013, bringing the total number of stores to 323 at quarter end.

Net sales for the 39 weeks ended November 2, 2013, increased 6.7% to $304.5 million compared with $285.5 million for the 39 weeks ended October 27, 2012. Comparable store sales, including e-commerce, for the 39 weeks ended November 2, 2013, increased 0.8% compared with a decrease of 3.2% in the prior-year period. The Company opened 16 stores and closed 16 stores during the 39-week period.

The Company reported net income of $1.0 million, or $0.06 per diluted share, for the third quarter of fiscal 2013 compared with a net loss of $0.4 million, or $0.02 per diluted share, for the third quarter of fiscal 2012.

For the 39-week period ended November 2, 2013, the Company reported net income of $2.2 million, or $0.13 per diluted share, compared with a net loss of $0.5 million, or $0.03 per diluted share, for the 39-week period ended October 27, 2012.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “Sales momentum was strong during the quarter as our fall and holiday seasonal merchandise performed well. We continued to see positive results from strong product margin, higher conversion and higher average ticket as our merchandise assortments are resonating well with customers. Traffic improved sequentially during the quarter, and early fourth quarter trends are similar. Our outlook for the fourth quarter remains upbeat, and we are optimistic about the further rollout of our branding initiatives as well as the introduction of our loyalty program, K Club.

“Our plan for fiscal 2014 is to continue to build on our momentum with growth in sales, margin improvement, the execution of our multi-channel strategies and further investments in branding and e-commerce. We also believe that fiscal 2014 is an opportune time to begin a more aggressive approach to store growth. We currently anticipate that our square footage growth will be at least 10% in the coming year. This early outlook reflects the intense foundational work we’ve done over the last three years, which has us well-positioned to grow the business.”

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Third Quarter Fiscal 2013 Results

November 21, 2013

Updated Fiscal 2013 Outlook

Earnings:
Based on the Company’s strong sales and earnings
performance to date in fiscal 2013, the Company has
increased its full year earnings range to $0.90 to 0.95
per diluted share from its previous range of $0.80 to
$0.90 per diluted share. This full year guidance implies
an earnings expectation of a range of $0.77 to $0.82 per
diluted share for the 13 weeks ending February 1, 2014
(the “fourth quarter”) based on an effective tax rate in
the range of 38% to 38.5%.

Store Growth:	For the fourth quarter, the Company expects to open 8 stores and close 7 stores. For fiscal 2013, this represents 24 new store openings and 23 closings, a square footage increase of 3%.
Sales:
The Company expects total sales for the fourth quarter to
range between $159 and $162 million. This implies a
comparable store sales increase of 2 to 4%, when using a
13-week to 13-week comparison. Total sales for fiscal
2013 are expected to be in the range of $464 and $467
million, implying a comparable store sales increase of 1
to 2% on a 52-week to 52-week comparative basis.

Margin & Expenses:
The fourth quarter earnings forecast implies
year-over-year improvement in merchandise and gross profit
margins that is expected to result from a lower markdown
rate, lower inbound freight costs, and sales leverage.
Operating expenses are expected to increase on a dollar
basis despite the extra week last year due to continued
investment in branding initiatives, higher incentive pay
accruals, and the prior year insurance adjustment
referenced below.

Cash Flow:
Capital expenditures in fiscal 2013 are estimated to range
between $18 and $19 million. Based on the above
assumptions, the Company expects to have approximately $86
to $89 million in cash and cash equivalents at year-end
fiscal 2013.

Q4 Comparisons:
Due to the shift in the retail calendar, the fourth
quarter of fiscal 2013 represents the 13 weeks ending
February 1, 2014, while the fourth quarter of fiscal 2012
represents the 14 weeks ended February 2, 2013. The
additional week in the prior year quarter accounted for
approximately $7.5 million in sales and an estimated
earnings per share of approximately $0.02. Additionally,
for comparative purposes, it should be noted that in the
prior-year quarter, the Company recorded a $0.03 benefit
resulting from a positive change in the actuarial
estimates of its general liability and workers’
compensation self-insurance reserves.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call at 11:00 a.m. ET today to discuss the third quarter results. The number to call for the interactive teleconference is (212) 231-2919. A replay of the conference call will be available through Friday, November 29, 2013, by dialing (402) 977-9140 and entering the confirmation number, 21646339.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=96772 on November 21, 2013, beginning at 11 a.m. ET. The online replay will follow shortly after the call and continue for one year.

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KIRK Reports Third Quarter Fiscal 2013 Results

November 21, 2013

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 324 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 18, 2013. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Third Quarter Fiscal 2013 Results

November 21, 2013

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week Period Ended
	November 2,	October 27,
	2013	2012
Net sales	$106,134	$96,688
Cost of sales	64,999	62,669

Gross profit	41,135	34,019
Operating expenses:
Operating expenses	35,392	31,643
Depreciation	4,049	3,122

Operating income (loss)	1,694	(746)
Other expense, net	12	19

Income (loss) before income taxes	1,682	(765)
Income tax expense (benefit)	674	(349)

Net income (loss)	$1,008	$(416)

Earnings (loss) per share:
Basic	$0.06	$(0.02)

Diluted	$0.06	$(0.02)

Shares used to calculate earnings (loss) per share:
Basic	17,267	17,067

Diluted	17,762	17,067

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KIRK Reports Second Quarter Results

November 21, 2013

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39-Week Period Ended
	November 2,	October 27,
	2013	2012
Net sales	$304,490	$285,480
Cost of sales	188,306	182,998

Gross profit	116,184	102,482
Operating expenses:
Operating expenses	100,938	94,668
Depreciation	11,790	9,342

Operating income (loss)	3,456	(1,528)
Other expense, net	37	38

Income (loss) before income taxes	3,419	(1,566)
Income tax expense (benefit)	1,215	(1,108)

Net income (loss)	$2,204	$(458)

Earnings (loss) per share:
Basic	$0.13	$(0.03)

Diluted	$0.13	$(0.03)

Shares used to calculate earnings (loss) per share:
Basic	17,175	17,602

Diluted	17,610	17,602

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KIRK Reports Third Quarter Results

November 21, 2013

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	November 2, 2013	February 2, 2013	October 27, 2012
ASSETS
Current assets:
Cash and cash equivalents	$54,634	$67,797	$34,339
Inventories, net	68,833	49,577	64,191
Income taxes receivable	4,491	—	4,479
Deferred income taxes	1,687	1,602	1,497
Other current assets	7,989	9,370	9,917

Total current assets	137,634	128,346	114,423
Property and equipment, net	79,664	78,499	76,004
Non-current deferred income taxes	—	—	803
Other assets	1,823	1,559	1,457

Total assets	$219,121	$208,404	$192,687

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,751	$21,642	$27,793
Income taxes payable	—	520	—
Other current liabilities	23,886	21,009	19,874

Total current liabilities	48,637	43,171	47,667
Non-current deferred income taxes	2,966	3,128	—
Deferred rent and other long-term liabilities	44,312	44,230	42,083

Total liabilities	95,915	90,529	89,750

Net shareholders’ equity	123,206	117,875	102,937

Total liabilities and shareholders’ equity	$219,121	$208,404	$192,687

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KIRK Reports Third Quarter Results

November 21, 2013

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	39-Week Period Ended
	November 2, 2013	October 27, 2012
Net cash provided by (used in):
Operating activities	$(1,114)	$(7,430)
Investing activities	(13,064)	(24,996)
Financing activities	1,015	(16,358)

Cash and cash equivalents:
Net decrease	(13,163)	(48,784)
Beginning of period	67,797	83,123

End of period	$54,634	$34,339

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